TEXAS UTILITIES COMPANY                        NEWS RELEASE
          ----------------------------------------------------------------

              NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
              IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                          24 APRIL 1998

                               TEXAS UTILITIES COMPANY
                             ---------------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC


                         FINAL REGULATORY CLEARANCE RECEIVED

              Texas Utilities announces that it received yesterday the only remaining specific regulatory consent required for the purposes of the Texas Utilities Offer, namely that required from FERC in relation to the Peabody Sale.

              Texas Utilities and Lehman Merchant have now received or waived all specific regulatory approvals required for the purposes of the Texas Utilities Offer.

              The Texas Utilities Offer of 840 pence per Energy Group Share represents a premium of 20 pence per share to the Increased PacifiCorp Offer. Texas Utilities is also offering a limited share alternative with a value equal to 865 pence per Energy Group Share, determined as, and subject to the limitations, referred to in the offer document dated 10 March 1998. The Texas Utilities Offer has not been declared final and Texas Utilities has reserved the right to increase its offer in the event of a higher competing bid.

              Texas Utilities, through its wholly owned subsidiary TU Acquisitions, owns 21.96 per cent. of The Energy Group's issued ordinary share capital.

              Holders of Energy Group Securities are strongly urged to accept the Texas Utilities Offer as soon as possible and, in any event, by no later than 10.00 p.m. (London time),
              5.00 p.m. (New York City time) on 5 May 1998.

              Enquiries:

              TEXAS UTILITIES COMPANY
              David Anderson (Investors)     Telephone: +1-214-812 4641
              Joan Hunter (Press)            Telephone: +1-214-812 4071

              LEHMAN BROTHERS INTERNATIONAL
              Richard Collier               Telephone: +44-171-601 0011
              Anthony Fobel

              MERRILL LYNCH INTERNATIONAL
              Justin Dowley                 Telephone: +44-171-628 1000
              Lewis Lee
              Martin Faulkner

              MERRILL LYNCH CORPORATE BROKING
              Mike Gibson                   Telephone: +44-171-772 1000
              Stephen Robinson

              FINANCIAL DYNAMICS
              Nick Miles                    Telephone: +44-171-831 3113
              Andrew Dowler


              The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

              The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

              Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.



              ENDS